Exhibit 4.1





FIFTH AMENDMENT
TO
THE MBNA MASTER CREDIT CARD TRUST II
POOLING AND SERVICING AGREEMENT


		THIS FIFTH AMENDMENT TO THE MBNA MASTER CREDIT CARD TRUST II POOLING AND SERVICING AGREEMENT, dated as of March 30, 2001 (the "Fifth Amendment") is by and between MBNA AMERICA BANK, NATIONAL
ASSOCIATION, as Seller and Servicer, and THE BANK OF NEW YORK, as
Trustee.

		WHEREAS the Seller and Servicer and the Trustee have executed that certain Pooling and Servicing Agreement, dated as of August 4, 1994 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the "Pooling and Servicing Agreement");

		WHEREAS the Seller and Servicer and the Trustee wish to amend the Pooling and Servicing Agreement as provided herein;

		NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree to amend the provisions of the Pooling and Servicing Agreement as follows:

SECTION 1. Amendment of Section 1.01. Section 1.01 of the Pooling and Servicing Agreement shall be and hereby is amended by the addition of the following definition which shall read in its entirety, as follows:

"Permitted Activities" means the primary activities of the Trust, which are:

(a) holding Receivables transferred from the Seller and the other assets of the Trust, which assets can not be contrary to the status of the Trust as a qualified special purpose entity under existing accounting literature, including passive derivative financial instruments that pertain to beneficial interests issued or sold to parties other than the Seller, its Affiliates or its agents;

(b) issuing Certificates and other interests in the Trust assets;

(c) receiving Collections and making payments on such Certificates and interests in accordance with the terms of this Agreement and any Series Supplement; and

(d) engaging in other activities that are necessary or incidental to accomplish these limited purposes, which activities can not be contrary to the status of the Trust as a qualified special purpose entity under existing accounting literature.

SECTION 2. Amendment of Section 2.07. Section 2.07 of the Pooling and Servicing Agreement shall be and hereby is amended by the addition of the following subsection (d), which shall read in its entirety as follows:

(d)	In addition to the terms and conditions
contained in subsections 2.07(a) and 2.07(b), the Seller's right to require the reassignment to it or its designee of all the Trust's right, title and interest in, to and under the Receivables in Removed Accounts, shall be subject to the following restrictions:

(i) Except for Removed Accounts described in subsections 2.07(c) and 2.07(d)(ii), the Accounts to be designated as Removed Accounts shall be selected at random by the Seller.

(ii) The Seller may designate Removed Accounts as provided in and subject to the terms and conditions contained in this Section 2.07 without being subject to the restrictions set forth in subsection 2.07(d)(i) if the Removed Accounts are designated in response to a third-party action or decision not to act and not the unilateral action of the Seller.


SECTION 3. Amendment of Section 9.02. Section 9.02(a) of the Pooling and Servicing Agreement shall be and hereby is amended by deleting the third and fourth sentence thereof in its entirety, and inserted in its place shall be the following:

Within 15 days of the Appointment Day, the Trustee shall (i) publish a notice in an Authorized Newspaper that an Insolvency Event or violation has occurred and that the Trustee intends to sell, dispose of or otherwise liquidate the Receivables and (ii) send written notice to the Investor Certificateholders describing the provisions of this Section 9.02 and requesting instructions from such Holders. Unless within 90 days from the day notice pursuant to clause (i) above is first published the Trustee shall have received written instructions from Holders of Investor Certificates evidencing more than 50% of the Investor Interest of each Series issued and outstanding (or, if any such Series has two or more Classes, each Class) to the effect that such Certificateholders disapprove of the liquidation of the Receivables and wish to continue having Principal Receivables transferred to the Trust as before such Insolvency Event or violation, the Trustee shall use its best efforts to sell, dispose of or otherwise liquidate the Receivables by the solicitation of competitive bids and on terms equivalent to the best purchase offer as determined by the Trustee. Neither the Seller nor any Affiliate of the Seller nor any agent of the Seller shall be permitted to purchase such Receivables in such case.

SECTION 4. Amendment of Section 10.02. Section 10.02(a) of the Pooling and Servicing Agreement shall be and hereby is amended by deleting the fifth sentence thereof in its entirety, and inserted in its place shall be the following:

If the Trustee is unable to obtain any bids from any potential successor servicer and the Servicer delivers an Officer's Certificate to the effect that they cannot in good faith cure the Servicer Default which gave rise to a Termination Notice, and if the Trustee is legally unable to act as Successor Servicer, then the Trustee shall notify each Credit Enhancement Provider of the proposed sale of the Receivables and shall provide each such Credit Enhancement Provider an opportunity to bid on the Receivables and, except in the case of a Servicer Default set forth in subsection 10.01(d), shall offer the Seller the right of first refusal to purchase the Receivables on terms equivalent to the best purchase offer as determined by the Trustee, but in no event less than an amount equal to the Aggregate Investor Interest on the date of such purchase plus all interest accrued but unpaid on all of the outstanding Investor Certificates at the applicable Certificate Rate through the date of such purchase; provided, however, that if the short-term deposits or long-term unsecured debt obligations of the Seller (or if neither such deposits nor such obligations of the Seller are rated by Moody's, if Moody's is a Rating Agency with respect to any Series of Certificates outstanding, then of the holding company of the Seller so long as such holding company shall be MBNA Corporation) are not rated at the time of such purchase at least P-3 or Baa3, respectively, by Moody's, if Moody's is a Rating Agency with respect to any Series of Certificates outstanding, no such purchase by the Seller shall occur unless the Seller shall deliver an Opinion of Counsel reasonably acceptable to the Trustee that such purchase would not constitute a fraudulent conveyance of the Seller.


SECTION 5. Amendment of Section 12.01. Section 12.01(b) of the Pooling and Servicing Agreement shall be and hereby is amended by deleting the fourth sentence thereof in its entirety, and inserted in its place shall be the following:

Neither the Seller nor any Affiliate of the Seller nor any agent of the Seller shall be permitted to purchase such Receivables in such case.


SECTION 6. Amendment of Section 12.02. Section 12.02(a) of the Pooling and Servicing Agreement shall be and hereby is amended by inserting after the word "Seller" where first used the following:

(so long as the Seller is the Servicer or an Affiliate of the Servicer)
SECTION 7. Amendment of Section 12.05. Section 12.05 of the Pooling and Servicing Agreement shall be and hereby is amended by deleting such section in its entirety.


SECTION 8. Amendment of Section 13.01.  (a)  Section
13.01(a) of the Pooling and Servicing Agreement shall be and hereby is amended by adding at the end of the first sentence thereof the following, which shall read in its entirety as follows:

; provided further, that such action shall not effect a significant change in the Permitted Activities of the Trust

		(b) Section 13.01(b) of the Pooling and Servicing Agreement shall be and hereby is amended by inserting after the word "Trustee" where first used the following:

(A) in the case of a significant change in the Permitted Activities of the Trust which is not materially adverse to Holders of Investor Certificates, with the consent of Holders of Investor Certificates evidencing Undivided Interests aggregating not less than 50% of the Investor Interest of each outstanding Series affected by such change, and (B) in all other cases


SECTION 9. Effectiveness. The amendments provided for by this Fifth Amendment shall become effective upon receipt by the Trustee of the following:

(a) Notification in writing from each of Moody's and Standard & Poor's to the effect that the terms of this Fifth Amendment will not result in a reduction or withdrawal of the rating of any outstanding Series or Class to which it is a Rating Agency.

(b) Confirmation from the Seller and Servicer that it has received a copy of the written notification referred to in subsection 9(a) above and that such written notification is satisfactory to the Seller and Servicer in its sole discretion.

(c) An Opinion of Counsel for the Seller addressed to the Trustee to the effect that the terms of this Fifth Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder.

(d) Counterparts of this Fifth Amendment, duly executed by the parties hereto.


SECTION 10. Pooling and Servicing Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Pooling and Servicing Agreement shall remain in full force and effect. All references to the Pooling and Servicing Agreement in any other document or instrument shall be deemed to mean such Pooling and Servicing Agreement as amended by this Fifth Amendment. This Fifth Amendment shall not constitute a novation of the Pooling and Servicing Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Pooling and Servicing Agreement, as amended by this Fifth Amendment, as though the terms and obligations of the Pooling and Servicing Agreement were set forth herein.


SECTION 11. Counterparts. This Fifth Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.


SECTION 12. Governing Law.  THIS FIFTH AMENDMENT SHALL BE
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS; PROVIDED, HOWEVER, THAT THE IMMUNITIES AND STANDARD OF CARE OF THE TRUSTEE IN THE ADMINISTRATION OF THE TRUST HEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.


SECTION 13. Defined Terms and Section References.
Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Pooling and Servicing Agreement. All Section or subsection references herein shall mean Sections or subsections of the Pooling and Servicing Agreement, except as otherwise provided herein.

		IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this Fifth Amendment to be duly executed by their respective officers as of the day and year first above written.

						MBNA AMERICA BANK,
						  NATIONAL ASSOCIATION,
						  Seller and Servicer

						By: /s/ Jerry M. Hamstead

	   Name:	Jerry M. Hamstead
	   Title:	Senior Vice President


						THE BANK OF NEW YORK,
						  Trustee


						By: /s/ Adrienne Tardi
	   					   Name: Adrienne Tadri
						   Title: Assistant Treasurer

(..continued)



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